Exhibit 99.1

Codexis Reports Third Quarter 2013 Results and Business Update

-- Company immediately begins wind down of CodeXyme® cellulase enzyme program for production of cellulosic sugars for biofuels and bio-based chemicals--

-- Conference call today at 4:30 pm ET --
REDWOOD CITY, Calif. - November 12, 2013 - Codexis, Inc. (NASDAQ: CDXS), a leading developer of biocatalysts for the pharmaceutical and complex chemistry industries, today announced its financial results for the third quarter ended September 30, 2013.
“We continue to be very encouraged by the progress we’ve been making with our core biocatalysis business,” said John Nicols, President and CEO of Codexis. “Our recent appointment of Merck veteran Dr. Greg Hughes as Vice President, Strategic Alliance & Product Development underscores our commitment to accelerating this business’ penetration deeper into a growing list of customers worldwide. Though our product revenues were soft during the third quarter, we are forecasting a strong performance from this business in the fourth quarter, and are pleased with our parallel initiatives to increase productivity and reduce cost consistently since late last year.”
Nicols continued, “Going forward, we will exclusively focus the company onto this biocatalysis business enterprise in which we develop and supply enzymes to reduce the costs and increase the efficiency of our customers’ pharmaceutical and chemical manufacturing processes. Given the market’s undervaluation of the prospects and continued slow build out of cellulosic ethanol facilities, we have not been able to secure a suitable partnership or transaction for our CodeXyme® cellulase enzyme business. Accordingly, we have begun today to immediately wind down our CodeXyme® franchise, after having already stopped further development of our CodeXol® detergent alcohols franchise earlier in the year. To mitigate future cash burn for the Company, we have also undertaken actions to restructure and reduce the costs of our operations. We expect that the majority of these cost reduction measures will be in place by year end to give us an optimal financial start to 2014.”
“With these decisions now in place, we will put our entire focus on expanding the growth of our core biocatalysis business and moving Codexis as rapidly as possible towards positive cash flow and eventual profitability. Codexis’ biocatalysis business is clearly the right strategic focus for us to achieve these goals - it is underpenetrated in large diverse markets, and the ability of our technology to quickly reduce costs and create value for our customers is a strong platform for future growth,” concluded Nicols.
Third Quarter Financial Highlights:
Revenues for the third quarter of 2013 were $3.9 million, a 44% decrease from $7.0 million in the second quarter of 2013. Revenues for the nine months ended September 30, 2013 were $22.4 million. Product revenue in the third quarter of 2013 was $1.1 million, a 78% decrease from $5.0 million in the second quarter of 2013. The decrease in product revenue was caused by continued weakness in our atorvastatin enzyme business and delayed ramp up of sales to Merck of enzymes for the manufacturing process of Januvia® (sitagliptin). Product revenue for the nine months ended September 30, 2013 was $15.2 million. Product gross margin in the third quarter was 54%, compared to 27% in the second quarter of 2013. Product gross margin for the nine months ended September 30, 2013 was 35%. Collaborative research and development revenue for the third quarter of 2013 was $2.8 million, an increase of 40% from $2.0 million in the second quarter of 2013.
Research and development expenses in the third quarter of 2013 were $6.8 million, a decrease of 21% from $8.6 million for the second quarter of 2013. Selling, general and administrative expenses in the third quarter of 2013 were $5.8 million, a decrease of 19% compared to $7.2 million in the second quarter of 2013. The decrease in operating expenses was primarily due to a decrease in employee-related expenses.
Net loss was $9.3 million, or a loss of $0.24 per share, based on 38.1 million weighted average common shares outstanding in the third quarter of 2013. This compares to a net loss of $12.6 million, or a loss of $0.33 per

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share, during the second quarter of 2013. Net loss for the nine months ended September 30, 2013 was $31.5 million, or a loss of $0.83 per share, based on 38.0 million weighted average common shares outstanding during the period.
Cash, cash equivalents, and marketable securities at September 30, 2013 were $31.0 million compared to $38.9 million at June 30, 2013.
As the Company has previously disclosed, it will not be presenting year-over-year comparisons for the first three quarters of 2013. Codexis does not believe that these comparisons are an appropriate measure of the Company’s financial performance due to the termination of the Collaborative Research Agreement with Shell, effective August 31, 2012, and the resulting loss of associated collaborative research and development revenue.
Financial Outlook
Codexis' statements with regard to its outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under "Forward-Looking Statements" below.
Codexis is revising its prior outlook for the full year 2013. Codexis now expects total revenues in the range of $30 million to $32 million. In addition, the Company now expects product revenue to be approximately $19 million of that total. Codexis continues to expect product gross margin in the range of 30% to 35% and total gross margin for all revenue of approximately 50%. The Company is also revising its cash burn projection for the full year. Due primarily to not finding a funding partner or completing a transaction for CodeXyme®, and consequently not removing the associated expenses earlier in the year, Codexis now expects cash burn to be approximately $23 million for the year.
David O’Toole, Chief Financial Officer of Codexis said, “With the financial goals from the restructuring driving us, we are providing the following financial outlook for 2014. Next year, we expect year-over-year revenue growth of 5% to 10% with a higher gross margin percentage on average than in 2013, which will result in year-over-year gross profit dollar growth in the range of 15% to 20%. As the result of the restructuring and cost-cutting effort that the Company has initiated, we expect the cash burn for 2014 to be less than $8 million.”
Conference Call and Webcast
Codexis will hold a live conference call and audio webcast on Tuesday, November 12, 2013, at 4:30 p.m. Eastern Time. The conference call dial-in numbers are 866-510-0707 for domestic and 617-597-5376 for international. Please use the pass code 48857315 and call approximately 10 minutes prior to start time. A live webcast of the call will also be available from the Investors section of www.codexis.com. A recording of the call will be available by calling 888-286-8010 for domestic or 617-801-6888 for international, beginning approximately two hours after the call, and will be available for up to seven days. Please use the pass code 35955501 to access the replay. A webcast replay will also be available from the Investors section of www.codexis.com approximately two hours after the call, and will be available for up to 30 days.
About Codexis, Inc.
Codexis, Inc.is a leading developer of biocatalysts for the pharmaceutical and complex chemistry industries. Codexis’ proven technology enables scale-up and implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable process development - from research to manufacturing. For more information, see www.codexis.com.
Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis’ ability to grow its biocatalysis business and worldwide customer base; Codexis’ ability to increase productivity and reduce costs of operations through its restructuring efforts; projected fourth quarter 2013 performance; the anticipated timing of Codexis’ restructuring activities and cost-cutting efforts; Codexis’ ability to refocus Codexis onto its biocatalysis business enterprise and achieve profitability; Codexis’ ability to develop and supply enzymes to reduce the costs and increase efficiency of its customers’ pharmaceutical and chemical processes; Codexis’ forecast for 2013 total pharmaceutical revenue, total product revenue, product gross margin, total gross margin for pharmaceutical revenue and total cash burn; Codexis’ forecast for 2014 revenue growth, gross margins, gross profit dollar growth and total cash burn; and the ability of Codexis’ technology to enable scale-up and

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implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable process development. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ need for additional capital in the future to expand its business; Codexis’ dependence on a limited number of products and customers in its pharmaceutical business; Codexis’ ability to develop and commercialize new products for the pharmaceutical markets; Codexis’ ability to maintain internal control over financial reporting; any impairments Codexis may be required to record in the future with respect to its goodwill, intangible assets or other long-lived assets; the success of cost saving measures Codexis undertook during the third and fourth quarters of 2012 and November 2013, Codexis’ primary reliance on one contract manufacturer for commercial scale production of substantially all of its enzymes; Codexis’ relationships with, and dependence on, its collaborators in its principal markets; Codexis’ ability to deploy its technology platform in new adjacent market spaces; the success of Codexis’ customers' pharmaceutical products in the market and the ability of such customers to obtain regulatory approvals for products and processes; Codexis’ pharmaceutical product gross margins are variable and may decline from quarter to quarter; and Arch Pharmalabs Ltd’s ability to effectively market and sell certain pharmaceuticals products containing Codexis’ technology. Additional factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2013, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
Contacts

Investors
Paul Cox, 212-362-1200
ir@codexis.com

Media
Jemma Connor, +44 161 359 3255
jemma.connor@notchcommunications.co.uk

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Codexis, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
Revenues:
Product	$1,076	$4,948	$7,140	$15,161	$29,090
Collaborative research and development	2,867	2,026	18,569	7,236	49,049
Government awards	—	—	632	—	2,247
Total revenues	3,943	6,974	26,341	22,397	80,386
Costs and operating expenses:
Cost of product revenues	494	3,631	6,397	9,790	24,868
Research and development	6,831	8,624	14,191	22,776	46,190
Selling, general and administrative	5,832	7,169	7,909	21,126	24,093
Total costs and operating expenses	13,157	19,424	28,497	53,692	95,151
Loss from operations	(9,214)	(12,450)	(2,156)	(31,295)	(14,765)
Interest income	9	16	61	53	210
Other expenses	(22)	(183)	(45)	(288)	(320)
Loss before (benefit) provision for income taxes	(9,227)	(12,617)	(2,140)	(31,530)	(14,875)
(Benefit) provision for income taxes	35	(12)	169	(41)	443
Net loss	$(9,262)	$(12,605)	$(2,309)	$(31,489)	$(15,318)
Net loss per share, basic and diluted	$(0.24)	$(0.33)	$(0.06)	$(0.83)	$(0.42)
Weighted average common shares used in computing net loss per share, basic and diluted	38,102	38,060	37,116	38,002	36,494

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	September 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,911	$32,003
Marketable securities	3,009	13,524
Accounts receivable, net	2,688	7,545
Inventories	2,101	1,302
Prepaid expenses and other current assets	1,935	5,395
Total current assets	36,644	59,769
Restricted cash	911	1,511
Non-current marketable securities	1,067	3,623
Property and equipment, net	13,809	16,650
Intangible assets, net	10,403	12,934
Goodwill	3,241	3,241
Other non-current assets	361	2,237
Total assets	$66,436	$99,965
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,490	$3,654
Accrued compensation	3,340	3,495
Other accrued liabilities	2,140	6,948
Deferred revenues	2,248	2,186
Total current liabilities	9,218	16,283
Deferred revenues, net of current portion	1,161	1,299
Other long-term liabilities	5,183	3,943
Total liabilities
Stockholders' equity:
Common stock	4	4
Additional paid-in capital	297,776	294,128
Accumulated other comprehensive loss	139	(136)
Accumulated deficit	(247,045)	(215,556)
Total stockholders' equity	50,874	78,440
Total liabilities and stockholders' equity	$66,436	$99,965

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